A0800639

C3228962

FILED

Secretary of State
State of California

JUL 2 1 2017

CERTIFICATE OF DETERMINATION
OF
TRAQIQ, INC.

Gary L. Blum and Donald P. Hateley certify that:

1. They are the Chief Executive Officer and Assistant Secretary, respectively, of TraqIQ, Inc., a California corporation.

2. The corporation is authorized to issue 10,000,000 shares of preferred stock, none of which has been issued, and of those shares of preferred stock, has authorized the issuance of a Series A Preferred Stock, which shall have 50,000 shares.

3. The following resolution was duly adopted by the board of directors:

WHEREAS, the board of directors is authorized by the Articles of Incorporation to divide the Preferred Stock into any number of series, and to fix the designation and number of shares of such series, and to determine the rights, preferences and restrictions of any wholly unissued series of Preferred Stock.

BE IT RESOLVED, that the Board of Directors hereby establishes a series of preferred stock as follows:

I. **Series; Number of Shares**. Such series of Preferred Stock is designated Series A Preferred Stock. The number of shares of such series is 50,000.

II. **Dividends**. Initially, there will be no dividends due or payable on the Series A Preferred Stock.

III. **Liquidation Preference**. If the corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the corporation shall liquidate, dissolve or wind up, or if the corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the corporation's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the corporation upon liquidation, dissolution or winding up unless prior thereto the shareholders of shares of Series A Preferred Stock shall have received the Liquidation Preference (as defined below) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the shareholders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the preferential amounts payable thereon, then the entire assets and funds of the corporation legally available for distribution to the Series A Preferred Stock shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. The purchase or redemption by the corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the corporation. Neither the consolidation or merger of the corporation with or into any other entity nor the sale or transfer by the corporation of substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the corporation. The "Liquidation Preference" with respect to a share of Series A Preferred Stock means an amount equal to the stated value thereof.

IV. **Conversion**.

(a) Each outstanding share of Series A Preferred Stock shall be convertible into the number of shares of the corporation's common stock (the "Common Stock") determined by dividing the Stated Value by the Conversion Price as defined below, at the option of any Series A Preferred Stock shareholder in whole or in part, at any time commencing no earlier than six (6) months after the issuance date; provided that any conversion under this section must be made during the ten (10) day period immediately following the date on which the corporation files with the Securities and Exchange Commission any periodic report on form 10-Q, 10-K or the equivalent form; provided further that, any conversion under this Section IV: (a) shall be for a minimum Stated Value of $500.00 of Series A Preferred Stock. Any Series A Preferred Stock shareholder shall affect conversions by sending a conversion notice (the "Notice of Conversion") in the manner set forth in Section IV(j). Each Notice of Conversion shall specify the Stated Value of Series A Preferred Stock to be converted. The date on which such conversion is to be effected (the "Conversion Date") shall be on the date the Notice of Conversion is delivered pursuant to Section IV(j) hereof. Except as provided herein, each Notice of Conversion, once given, shall be irrevocable. Upon the entire conversion of the Series A Preferred Stock, the certificates for such Series A Preferred Stock shall be returned to the corporation for cancellation.

(b) Not later than ten (10) business days after the Conversion Date, the corporation will deliver to the Series A Preferred Stock shareholder: (i) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the Series A Preferred Stock; and (ii) once received from the corporation, the Series A Preferred Stock in principal amount equal to the principal amount of the Series A Preferred Stock not converted; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Series A Preferred Stock until the Series A Preferred Stock are either delivered for conversion to the corporation or any transfer agent for the Series A Preferred Stock or Common Stock, or the Series A Preferred Stock shareholder notifies the corporation that such Series A Preferred Stock certificates have been lost, stolen or destroyed and provides an agreement reasonably acceptable to the corporation to indemnify the corporation from any loss incurred by it in connection therewith. In the case of a conversion pursuant to a Notice of Conversion, if such certificate or certificates are not delivered by the date required under this Section IV(b), the Series A Preferred Stock shareholder shall be entitled, by providing written notice to the corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the corporation shall immediately return the Series A Preferred Stock tendered for conversion.

(c) The Conversion Price for each share of Series A Preferred Stock in effect on any Conversion Date shall be (i) eighty five percent (85%) of the average closing bid price of the Common Stock over the twenty (20) trading days immediately preceding the date of conversion, (ii) but no less than par value of the Common Stock. For purposes of determining the closing bid price on any day, reference shall be to the closing bid price for a share of Common Stock on such date on the OTC Markets, as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices) (the "Per Share Market Value").

(d) (i) If the corporation, at any time while any Series A Preferred Stock are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities (as defined below) payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of Common Stock any shares of capital stock of the corporation, the Conversion Price designated in Section IV(c) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the corporation outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section IV(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii) If the corporation, at any time while Series A Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders of Series A Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which each Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share

Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding ten percent (10%) of the net assets of the corporation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the corporation) (an "Appraiser") selected in good faith by the Holders of a majority of the principal amount of the Series A Preferred Stock then outstanding; and provided, further, that the corporation, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holder and all other Holders of Series A Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(iii) All calculations under this Article IV shall be made to the nearest 1/1,000th of a cent or the nearest 1/1,000th of a share, as the case may be. Any calculation resulting in a fraction shall be rounded up to the next cent or share.

(iv) Whenever the Conversion Price is adjusted pursuant to Section IV(d)(ii) or (iii), the corporation shall within ten (10) days after the determination of the new Conversion Price mail and fax to the Holder and to each other Holder of Series A Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(v) In case of any reclassification of the Common Stock, any consolidation or merger of the corporation with or into another person, the sale or transfer of all or substantially all of the assets of the corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder of Series A Preferred Stock then outstanding shall have the right thereafter to convert such Series A Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by Holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange (except in the event the property is cash, then the Holder shall have the right to convert the Series A Preferred Stock and receive cash in the same manner as other stockholders), and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series A Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this Section IV(d)(v) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(vi) If:

(A) the corporation shall declare a dividend (or any other distribution) on its Common Stock; or

(B) the corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

(C) the corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

(D) the approval of any stockholders of the corporation shall be required in connection with any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the corporation is a party, any sale or transfer of all or substantially all of the assets of the corporation, or any

compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(E) the corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the corporation;

then the corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series A Preferred Stock, and shall cause to be mailed and faxed to the Holders of Series A Preferred Stock at their last addresses as it shall appear upon the Series A Preferred stock register, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(e) The corporation covenants that all shares of Common Stock that shall be issuable hereunder shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(f) No fractional shares of Common Stock shall be issuable upon a conversion hereunder and the number of shares to be issued shall be rounded up to the nearest whole share. If a fractional share interest arises upon any conversion hereunder, the corporation shall eliminate such fractional share interest by issuing the Series A Preferred Stock shareholder an additional full share of Common Stock.

(g) The issuance of certificates for shares of Common Stock on conversion of Series A Preferred Stock shall be made without charge to the Series A Preferred Stock shareholder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Series A Preferred Stock shareholder and the corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid.

(h) Series A Preferred Stock converted into Common Stock shall be canceled upon conversion.

(i) Each Notice of Conversion shall be given by facsimile to the corporation no later than 5:00 pm PST. Any such notice shall be deemed given and effective upon the transmission of such facsimile at the current facsimile telephone number of the corporation. In the event that the corporation receives the Notice of Conversion after 5:00 p.m. PST, the Conversion Date shall be deemed to be the next business day. In the event that the corporation receives the Notice of Conversion after the end of the business day, notice will be deemed to have been given the next business day.

V. **Rank**. The Series A Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up of the corporation, rank: (i) prior to the corporation's common stock; (ii) prior to any class or series of capital stock of the corporation hereafter created that, by its terms, ranks junior to the Series A Preferred Stock ("Junior Securities"); and (iii) *pari passu* with any other series of preferred stock of the corporation hereafter created which by its terms ranks on a parity ("*Pari Passu* Securities") with the Series A Preferred Stock.

VI. **Voting Rights.** Each one share of the Series A Preferred Stock shall have voting rights equal to fifty thousand (50,000) votes of Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred

Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the corporation's Articles of Incorporation or by-laws.

VII. Protection Provisions So long as any shares of Series A Preferred Stock are outstanding, the corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Preferred Stock (the "Holder(s)"), alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the Holders of Series A Preferred Stock.

VIII. Miscellaneous

a. Lost or Stolen Certificates: Upon receipt by the corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the corporation shall execute and deliver new Preferred Stock Certificates. However, the corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the Holder of Series A Preferred Stock contemporaneously requests the corporation to convert such Holder's Series A Preferred.

b. Waiver: Notwithstanding any provision in this Certificate of Determination to the contrary, any provision contained herein and any right of the Holders of Series A Preferred granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the unanimous written consent of the Holders of the Series A Preferred Stock.

c. Notices: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the corporation:

TraqIQ, Inc.
201 Santa Monica Blvd., Suite 300
Santa Monica, CA 90401-2224
or
14205 SE 36th Street
Suite 100
Bellevue, WA 98006
Attention: Corporate Secretary
Telephone: (425) 818-0560 x 701
Facsimile: (425) 818-0560

If to the Holders of the Series A Preferred, to the address listed in the corporation's books and records.

We declare under penalty of perjury, under the laws of the California that the matters set forth in this certificate are true and correct to our knowledge.

Dated: July 19, 2017

By:

Gary L. Blum

Its: Chief Executive Officer

Dated: July 19, 2017

By:

Donald P. Hateley

Its: Assistant Secretary

I hereby certify that the foregoing transcript of 6 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State's office.

JUL 25 2017

Date:

ALEX PADILLA, Secretary of State